EXHIBIT 3.3

CERTIFICATE OF AMENDMENT TO THE

CERTIFICATE OF INCORPORATION OF

ELECTRA POWER SPORTS, INC.

ELECTRA POWER SPORTS, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

FIRST: That the Certificate of Incorporation of the Corporation is hereby amended by replacing the first sentence of ARTICLE 1 in its entirety with:

“The name of the corporation is FORZA X1, INC. (the “Corporation”).”

SECOND: That the foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Company has caused this Certificate of Amendment to the Certificate of Incorporation to be signed by Joseph Visconti, its Chief Executive Officer, this 28th day of October, 2021.

/s/ Joseph Visconti
Joseph Visconti, Chief Executive Officer